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                                                                     Exhibit 5.1

                 OPINION OF COUNSEL AS TO LEGALITY OF SECURITIES

November 30, 2000


OMNIS Technology Corporation
981 Industrial Way
San Carlos, CA 94070

RE:    REGISTRATION STATEMENT ON FORM S-8


Gentlemen:

        We have acted as counsel to OMNIS Technology Corporation, a Delaware corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) up to 1,535,050 shares of Common Stock of the Company to be issued in connection with options pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 23, 2000 between the Company, PickAx, Inc., a Delaware corporation, Raining Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company and Gilbert Figueroa and (ii) 3,500,000 newly authorized shares of shares of Common Stock issuable upon exercise of options issuable under the 1999 Stock Option Plan, as amended (collectively the "Shares"). This opinion is being furnished in accordance with the regulations of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the Merger Agreement and in connection with the establishment and amendment of the 1999 Option Plan as amended. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to
(a) the provisions of the Merger Agreement or stock option agreements duly authorized under the Option Plan and in accordance with the Registration Statement, or (b) duly authorized under the Option Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement and the 1999 Stock Option Plan as amended or the Shares issuable under such agreement or plan.


                                            Sincerely yours,

                                            /s/ Morrison & Foerster LLP
                                            -----------------------------
                                            MORRISON & FOERSTER LLP